EXHIBIT 10.7
EMPLOYMENT AND NON-COMPETE AGREEMENT
     THIS AGREEMENT is made and entered into as of the 20th day of May 2005, by and between Metal Management, Inc., a Delaware corporation (“Company”), and Larry Snyder (“Employee”).
RECITALS
A.	Company desires to enter into this Agreement with Employee and Employee desires to enter into an employment agreement with Company, subject to and upon the terms and conditions set forth below.

B.	During Employee’s employment by Company, Employee will receive and have access to proprietary and confidential information, which is a highly valuable and unique asset of Company’s business, and the disclosure by Employee of any proprietary and/or confidential information of Company contrary to this Agreement would cause permanent, incalculable and irreparable injury and damage to Company.

C.	Employee will also receive specialized knowledge and/or training in Company’s business, at considerable time and expense to Company, and through such training Employee will have the opportunity to gain close knowledge of and possible influence over customers of Company, and will in such capacity possess the goodwill of Company, and this Agreement is necessary to protect Company against unfair loss of said customers, employees and/or goodwill.

D.	Company has made a significant investment in its workforce, including valuable training, and this Agreement is necessary to protect Company against unfair loss of its employees.
AGREEMENT
     THEREFORE, in consideration of the premises and the mutual covenants and provisions hereinafter set forth, Company and Employee agree as follows:
1.	Certain Definitions.
1.1	Definition of Company. “Company” means Metal Management, Inc. and/or any of its successors and assigns and any of its present or future subsidiaries or organizations controlled by it, controlling it, or under common control with it.

1.2	Definition of Confidential Information. “Confidential Information” includes, but is not limited to, information, data, media, records and documents concerning (a) Company’s services, products, equipment, processes, systems, programs or methods of operation; (b) Company’s financial affairs, its employees and/or the scope of their work; (c) Company’s past, present or future clients, and/or the development, business needs or activities of Company’s customers and/or suppliers and their dealings with Company; and (d) any other proprietary and/or confidential information of Company.

2.	Employment and Term.
2.1	Nature of Employment. Company hereby agrees to employ Employee and Employee hereby accepts such employment by Company, subject to and upon the terms and conditions hereinafter set forth.

2.2	Location of Employment. Employee’s duties under this Agreement shall be performed for Company principally in the Chicago, Illinois area, with periodic trips to other operations, customers and corporate meetings of Company, as may be requested by Company.
3.	Duties and Responsibilities of Employee .
3.1	Duties and Responsibilities. Employee shall serve as Director of Non-Ferrous Marketing of Company, reporting to the President of Company, and shall faithfully and diligently render such services and perform such related duties and responsibilities as are customarily performed by a person holding such position and as otherwise may from time to time be reasonably assigned to Employee by Company. Employee shall not be authorized to enter into any agreement or contract on behalf of Company, or to commit Company to any obligation, other than in the normal, usual and ordinary course of Company’s business, without the prior approval of Company.

3.2	Efforts of Employee. Employee shall devote and use Employee’s best skills and efforts and all of Employee’s working time to serve in and perform the duties of the position for which Employee is hired and any other duties as directed or assigned by Company. Employee’s position, job title and job duties may change depending on the business circumstances of Company, as determined by Company. This Agreement does not guarantee Employee continued employment for any specific period of time, or any specific position and/or title with Company.
4.	Compensation.
4.1	Salary. During the term hereof, Company shall pay to Employee as an annual salary the amount of $325,000.00 (“Salary”), subject to applicable withholdings. The Salary shall be payable through and in accordance with Company’s normal payroll practices during each year. The Salary may be increased annually in the sole discretion of Company. Company would not have agreed to employ Employee but for Employee’s agreeing to the terms and conditions of this Agreement. The consideration set forth in this Agreement, including in this Section 4 and in Section 5.5, is sufficient and valid consideration to support Employee’s obligations set forth in this Agreement.

4.2	Bonuses.
(A)	Signing Bonus. Company shall, subject to applicable withholdings, pay Employee a signing bonus promptly after the date hereof equal to $150,000.00.

(B)	Annual Bonus. In addition to Salary, Employee shall be entitled to participate, in Company’s sole discretion, in the “RONA Plan”, which is Company’s current annual bonus program, and/or such other bonus programs in place from time to time as Company, in its sole discretion, deems appropriate. The bonus payment payable initially to Employee under the “RONA Plan” will be based on payments equal to 25% (“threshold”), 50% (“target”) or 100% (“maximum”) of Salary, as provided under such “RONA Plan.”
4.3	Medical, Life and Disability Insurance. Employee shall be eligible to participate in the medical and disability insurance policies maintained by Company for the benefit of full-time, salaried employees of Company, upon the terms and conditions of such insurance policies. During the employment period, the Company shall reimburse Employee for reasonable sums expended by Employee for a term life insurance policy, with a face value of One Million Eight Hundred Thousand Dollars ($1,875,000.00), in Employee’s name and for Employee’s benefit, with Employee’s designee as a beneficiary, which policy shall be owned by and be the responsibility of Employee.

4.4	Benefits Plans. Employee shall be eligible to participate in any retirement plan, 401k plan, profit-sharing plan and/or defined benefit plan maintained by Company for the benefit of full-time, salaried employees of Company, upon the terms and conditions of such plans.

4.5	Vacations. Employee shall be entitled to five (5) weeks paid vacation per year. Unused vacation shall expire at the end of each calendar year.

4.6	Reimbursement of Expenses. Employee shall be entitled to be reimbursed for all reasonable, documented, lawful expenses incurred by Employee in the performance of Employee’s duties hereunder, within a reasonable time following the presentation by Employee of appropriate invoices to Company.

4.7	Car Allowance. Company will provide Employee with a monthly car allowance of $1,000.00 per month, subject to applicable withholdings.

5.	Termination.
5.1	Cause. Company may terminate Employee’s employment at any time prior to this Agreement’s then scheduled expiration date for Cause. For purposes of this Agreement, “Cause” shall include, but is not limited to, the following circumstances:
(A)	Employee knowingly participates or engages in any act of fraud, embezzlement or theft (regardless of whether any such act results in a criminal prosecution or conviction);

(B)	Employee willfully damages the property of Company or acts in any manner in conflict with the best interest’s of Company;

(C)	Employee is convicted of any misdemeanor involving an act of dishonesty or breach of trust or any felony;

(D)	Employee has been insubordinate, refuses or fails to perform the duties assigned to Employee or is negligent in the performance of such duties; or

(E)	Employee has materially breached any provision of this Agreement.

Any termination of Employee’s employment by Company for Cause shall not limit or preclude any other right or remedy Company may have under this Agreement or otherwise. In the event of termination of Employee’s employment by Company for Cause, Employee shall be entitled to receive Employee’s accrued and unpaid Salary, non-forfeitable Restricted Stock and unreimbursed business expenses through the date of termination, but shall not be entitled to any further salary, additional compensation or other payments, rights or benefits under or in connection with this Agreement after the termination date.
5.2	Death or Permanent Disability. In the event of Employee’s death or Permanent Disability occurring during the term of this Agreement, this Agreement shall be deemed terminated and Employee or Employee’s estate, as the case may be, shall be entitled to receive Employee’s accrued and unpaid Salary, non-forfeitable Restricted Stock and unreimbursed business expenses through the date of termination, but shall not be entitled to any further salary, additional compensation or other payments, rights or benefits under or in connection with this Agreement after the termination date. A “Permanent Disability” shall be deemed to have occurred after 120 days in the aggregate during any 12-month period or after 90 consecutive days during which Employee, by reason of a physical or mental injury, disability or illness, shall have been unable to discharge fully Employee’s duties under this Agreement. In the event Employee suffers a physical or mental injury, disability or illness that results in Employee being unable to discharge fully Employee’s duties under this Agreement, but such injury, disability or illness is not of a duration sufficient to be considered a Permanent Disability hereunder, any obligation of Company to make payments to

Employee pursuant to this Agreement shall be offset by the amount of any payments that Employee receives pursuant to any short-term disability plan of Company, including but not limited to any payments received under a disability insurance policy described in Section 4.4 above.
5.3	Termination by Company. Subject to the provisions of Section 5.5 below, Company may terminate Employee’s employment at any time, with or without Cause.

5.4	Termination by Employee. Employee may terminate Employee’s employment at any time. In the event of such termination by Employee, Employee shall be entitled to receive Employee’s accrued and unpaid Salary, non-forfeitable Restricted Stock and unreimbursed business expenses through the date of termination, but shall not be entitled to any further salary, additional compensation or other payments, rights or benefits under or in connection with this Agreement after the termination date.

5.5	Severance. In the event that Employee’s employment is terminated by Company (other than for Cause), then Employee shall be entitled to severance by continuing payment of Employee’s Salary (as in effect on the date of termination) through Company’s existing payroll practices for a period equal to the 12 months, but shall not be entitled to any further salary, additional compensation or other payments, rights or benefits under or in connection with this Agreement after the termination date. No severance shall be paid in the event that:
(A)	Employment is terminated by Company for Cause;

(B)	Employment is terminated by the death or Permanent Disability of Employee; or

(C)	Employment is terminated by Employee.
6.	Employee’s Assurances.
6.1	Employee is not under any contractual agreement, including any with a former employer, that would conflict with or in any way prevent Employee from entering into this Agreement or from performing any and all of Employee’s duties assigned by Company, including contacting any customers or prospective customers.

6.2	Employee will not utilize any proprietary or confidential materials or information of any former employer while performing Employee’s duties for Company. Proprietary or confidential information does not include general skills or knowledge generally known or available to others.

7.	Non-Disclosure/Confidentiality.
7.1	Employee will keep secret, confidential and inviolate and not disclose, either during or after Employee’s employment by Company, any proprietary or confidential information or business secret of Company including, without limitation those relating to: (a) Company’s current, past or future business plans; (b) the business, conduct, or operations of Company; (c) any methods or ways of doing business used in the engineering, manufacturing, production and/or marketing of Company’s products or services; (d) the existence or betterment of, or possible new uses or applications for, any such products or services; or (e) Company’s customer lists, pricing formulas and purchasing information or policies.

7.2	Upon leaving the employ of Company for any reason, Employee shall promptly return to Company any and all manuals, notes, plans, computer files, and other media, customer lists or other records, price sheets, reports, proposals, technical information, and reproductions thereof, which relate in any way to Company’s operations, business assets, employee files or records, or any of the foregoing items covered by this paragraph.

7.3	Any and all confidential information which Employee will have access to, use or create during Employee’s employment with Company is and shall at all times remain the sole and exclusive property of Company. Employee shall and hereby does assign to Company any right, title or interest Employee may have in such confidential information and to all confidential information, inventions, improvements, and developments, patentable or unpatentable (“Assignments”), which, during Employee’s employment with Company, Employee has made or conceived or hereafter may make or conceive, either solely or jointly with others (a) with the use of Company’s time, equipment, materials, supplies, facilities, trade secrets or Confidential Information, (b) resulting from or suggested by Employee’s work for Company or (c) in any way relating to any subject matter within the existing or contemplated business of Company. All such inventions, improvements and developments shall automatically and immediately be deemed to be the property of Company as soon as made or conceived. This Assignment includes all rights to sue for all infringements, including those which may have occurred before this Assignment.

7.4	If Employee is asked by Company, Employee will (at Company’s expense) do all things and sign all documents reasonably necessary in the opinion of Company to eliminate any ambiguity as to the rights of Company in the Assignments, including but not limited to providing Employee’s full cooperation to Company in the event of any litigation to protect, establish, or obtain such rights of Company.

7.5	Employee agrees to disclose promptly to Company all inventions, improvements and developments when made or conceived. Upon termination of Employee’s employment for any reason, Employee shall immediately give to Company all written, computerized or other records of such inventions, improvements, and developments, and make full disclosure thereof to Company, whether or not they have been reduced to writing.
7.6	This Section 7 does not waive or transfer Employee’s rights to any invention for which no equipment, supplies, facility, or trade secret or confidential information of Company was used and which was developed entirely on Employee’s own time, unless the invention relates to the business of Company, or to Company’s actual or demonstrably anticipated research or development, or the invention results from any work that Employee performed for Company during the term of Employee’s employment relationship with Company.
8.	Business Preservation.
8.1	Each of the provisions of this Agreement are reasonable and necessary to preserve and protect the legitimate business interests of Company, including its customer relationships, confidential information and the training which will be given to Employee, its present and potential business activities, and the economic benefits derived therefrom; they will not prevent Employee from earning a livelihood in Employee’s chosen business and are not an undue restraint on the trade of Employee, or any of the public interests which may be involved.

8.2	The relationships between Company and its customers, the confidential and proprietary information to which Employee will have access, and the goodwill of Company and its customer relationships that Employee will enjoy while employed by Company are significant and valuable to Company.

8.3	Because of Company’s valuable interest in its customer relationships, during Employee’s employment and for a period of 18 months following Employee’s termination of employment with Company for any reason, Employee will not directly or indirectly solicit scrap iron, steel and/or any other ferrous and/or non-ferrous metal and/or metal alloy business, and/or directly or indirectly purchase, collect, deliver, distribute, haul, process, toll, supply, broker, shred, shear, torch, cold briquette, bundle, recycle and/or otherwise handle scrap iron, steel and/or other ferrous and/or non-ferrous metal or metal alloy, from any person, company, partnership, corporation or other entity that does business with Company or any of its divisions, subsidiaries, parent, affiliates or successors, or any other person or entity that is, as of the time of the termination of Employee’s employment or the immediate one-year period prior to such termination, a customer or supplier of Company with or about whom Employee has had any dealings, contact or knowledge through Employee’s employment with Company.

8.4	In order to protect Company’s relationships with its employees, during Employee’s employment and for a period of 18 months thereafter, Employee will not solicit, encourage or have contact with any of Company’s employees for the purpose of encouraging them to end their employment with Company and/or to join Employee as a partner, agent, employee or otherwise in a business venture or other business relationship.

8.5	During Employee’s employment and for an 18-month period following employee’s termination of employment with Company for any reason, Employee will not in any capacity related to Employee’s duties while employed by Company directly or indirectly, provide services to or for any person or entity that collects processes, distributes or otherwise handles items Company collects, processes, distributes or otherwise handles (including as described in Section 8.3 above) or otherwise competes with Company in any way. This restriction is limited to the geographic area that is within a 250 mile radius of each facility of Company. Also, this restriction is specifically limited to protect Company’s legitimate and protectible interests and this limited restriction will not prevent Employee from obtaining employment in other aspects of the scrap iron, steel or ferrous or non-ferrous metal industry.

8.6	In the event Employee breaches any portion of this Section 8, the 18-month period contained herein shall be extended by the period of time in which Employee has breached this Section.
9.	Injunctive Relief. A breach of any of the covenants herein contained would cause irreparable harm to Company’s business and monetary damages would be difficult or impossible to ascertain and will not afford an adequate remedy. Therefore, in the event of any such breach, or threatened breach, in addition to such other remedies which may be provided by law, Company shall have the right to specific performance of the covenants herein contained by way of temporary and/or permanent injunctive relief, all as it elects, without the need to post any bond.
10.	Modification or Waiver.
10.1	No modification of this Compete Agreement or waiver of any terms or conditions hereof shall be valid unless in writing and duly executed by the president of Company or by Employee if Employee is the party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

10.2	The failure in any one or more instances of a party to insist on performance of any of the terms or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by either party of a breach of any of the terms or conditions of this Agreement shall not be construed as a subsequent waiver of any such term, condition, right or privilege.
11.	Advance Notice of Prospective Employment. Employee agrees that at least three weeks prior to accepting employment with, or agreeing to perform services for, any entity that competes with Company, Employee will notify Company in writing of Employee’s intentions so as to provide Company with the opportunity to assess whether Employee’s employment or retention may potentially violate any provisions of this Agreement.

12.	Attorneys’ Fees and Costs. Employee agrees that in the event Company institutes or becomes involved in any action to enforce or defend this Agreement, Company shall be entitled to recover from Employee its attorney’s fees and costs related to such action.
13.	Employee’s Sole Remedy. Employee expressly acknowledges and agrees that Employee’s sole remedy for breach of this Agreement by Company shall be limited to recovering the salary, bonus and benefits as provided in Sections 4 and 5.5 of this Agreement.
14.	Employment. Nothing contained in this Agreement is intended to alter the fact that Employee’s employment shall be at-will, and it is expressly understood that either Company or Employee may terminate the employment relationship at any time for any reason.
15.	Severability. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning. The parties believe the time restrictions herein to be reasonable to protect business activity. However, in the event that a court of competent jurisdiction deems any provision hereof to be unreasonable, void or unenforceable, such provision(s) shall be deemed severed from the remainder of the Agreement, which at the sole discretion of Company shall continue in all other respects to be valid and enforceable. Any such provision(s) of this Agreement declared void, unreasonable or unenforceable shall at the sole discretion of Company be deemed revised to the minimum amount necessary in order to be valid and enforceable.
16.	Survival. The parties expressly acknowledge and agree that the provisions set froth in Sections 6 through 22 of this Agreement that by their express or implied terms extend beyond the expiration of this Agreement or the termination of Employee’s employment under this Agreement shall continue in full force and effect, notwithstanding Employee’s termination of employment under this Agreement or the termination of this Agreement.
17.	Complete Agreement. This Agreement sets forth all of the terms and conditions of the agreement between the Parties concerning the subject matter hereof and any prior oral communications are superseded by this Agreement.
18.	Binding Effect/Applicable Law. This Agreement and all of Employee’s obligations arising under it shall be governed by, and construed under the law of the State of Illinois; shall survive the termination of Employee’s employment regardless of the manner of such termination; and shall be binding upon Employee’s heirs, executors and administrators. The parties agree that any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Cook County of the State of Illinois or in the U.S. District Court located in the Cook County of the State of Illinois. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to delaying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in the State of Illinois and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in the State of Illinois has been brought in an inconvenient forum.
19.	Amendment. This Agreement may not be altered, amended or modified except in writing signed by the parties.
20.	Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.
21.	Notice. Any notice or other communication required or permitted to be given to a party pursuant to this Agreement shall be in writing and shall be determined to have been duly given when delivered personally or sent by Unites States certified or registered mail, return receipt requested, postage prepaid, as follows:

As to Company:	Metal Management, Inc.
500 North Dearborn
Chicago, Illinois 60610
Attention: President

and

King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention: E. William Bates, II

As to Employee:	Larry Snyder
Either party may change such party’s address for the purpose of this Section 21 by written notice given in the manner herein provided. In the event of notice by certified or registered mail, such notice shall be effective upon receipt or refusal to receive.
22.	Opportunity to Review. Employee was given this Agreement on May 20, 2005 and had the opportunity to consult with an attorney regarding the restrictions in this Agreement and Company and Employee have engaged in negotiations over the terms of this Agreement prior to Employee’s execution of this Agreement. Employee shall not be hired unless Employee executes and returns this Agreement to Company on or before May 31, 2005 (or such later date as may be requested by Employee and agreed to by Company in its sole discretion).

     IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.

METAL MANAGEMENT, INC.
By	/s/ Daniel W. Dienst
Daniel W. Dienst
CEO, President & Chairman

EMPLOYEE
/s/ Larry Snyder
Larry Snyder